Exhibit 99.1

ALEXION Pharmaceuticals Acquires Prolifaron Establishing Premier Antibody Discovery and Development Platform

Combinatorial Antibody Technologies Designed to Rapidly Develop Fully Human Antibodies

New Haven, CT, September 25, 2000 -- Alexion Pharmaceuticals, Inc. (Nasdaq:
ALXN) today announced that it has acquired Prolifaron, Inc., a privately held development stage biopharmaceutical company located in San Diego, CA, which possesses extensive combinatorial human antibody library technologies and expertise. Prolifaron has been renamed Alexion Antibody Technologies (AAT), Inc., a wholly-owned subsidiary of Alexion.

Under the terms of the agreement, Alexion common stock with an aggregate value of approximately $41 million, based upon a 10-day average price, has been exchanged for all outstanding shares and options of Prolifaron. The acquisition is expected to be accounted for using the purchase method of accounting. Alexion Antibody Technologies, Inc. is expected to continue under the leadership of Prolifaron's co-founder and President, Katherine S. Bowdish, Ph.D., who will report to Stephen P. Squinto, Ph.D., Executive Vice President and Head of Research at Alexion.

AAT's goal is to develop new fully human therapeutic antibodies addressing multiple disease areas, including autoimmune and inflammatory disorders and cancer. AAT's technologies involve the generation of combinatorial libraries of human antibodies and the screening of these libraries against a wide array of potential drug targets. Alexion believes that these technologies are optimally suited to the rapid generation of novel fully human therapeutic antibodies directed at validated clinical targets, already identified by Alexion. In addition, these technologies could permit the simultaneous and efficient identification of newly discovered genomic targets and their corresponding human antibody therapeutics. Alexion believes that merging this broad enabling discovery platform with its current established antibody development capabilities, may allow the expedited development of a new wave of human antibody therapeutics. Alexion expects that it will clinically develop and market these new fully human antibody therapeutics provided by AAT. For more details see Backgrounder. "Prolifaron's technologies and combinatorial antibody libraries provide Alexion with an outstanding platform for the expansion of our current antibody drug development program," stated Dr. Squinto of Alexion. "We have been very impressed with the innovative, aggressive science already established at Prolifaron under Dr. Bowdish's leadership. We expect that, within Alexion, continued evolution of these technologies should provide additional discovery opportunities and drug development candidates. We are particularly excited to apply these combinatorial antibody technologies to rapidly generate new drug candidates against a number of autoimmune, inflammatory, and cancer targets already identified by Alexion, as well as to advance catalytic antibodies as potential anticancer therapeutics."


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In addition to its broadly enabling combinatorial human antibody technologies,
Prolifaron has also pioneered the development of a series of catalytic antibodies. Each of these antibodies is designed to simultaneously bind to a particular cancer and convert an inactive form of an anti-cancer chemotherapeutic pro-drug to its active drug form specifically at the surface of the cancer. In addition to Dr. Bowdish, the three additional co-founders of Prolifaron include world class antibody engineering scientists at The Scripps Research Institute, La Jolla, CA - Dr. Richard Lerner, President of The Scripps Research Institute, and Drs. Dennis Burton and Carlos Barbas. Drs. Lerner, Burton, and Barbas have joined Alexion's Scientific Advisory Board at the closing of the transaction.

"I am extremely pleased by the incorporation of Prolifaron's combinatorial human antibody technologies within Alexion," commented Leonard Bell, MD, Alexion's President and Chief Executive Officer. "As we advance our two lead antibody product candidates in eight clinical indications including clinical efficacy trials designed to enroll 3,000 - 4,000 patients, we are committed to further expanding our antibody product portfolio. We expect to generate additional antibody product candidates targeting significant inflammation, autoimmune disease, and cancer indications, each addressing significant unmet patient needs. By harnessing Prolifaron's broadly enabling combinatorial human antibody technologies together with Alexion's established antibody development expertise, our aim is to become the premier antibody discovery and development firm."

"We are very excited to join Alexion and to merge our antibody discovery platform with such a highly regarded and experienced antibody development program," stated Dr. Bowdish. "Additionally, the interaction of our current San Diego-based discovery group with the larger Alexion research program and experienced Alexion clinical groups should provide valuable focus and direction to the discovery programs."

Alexion is engaged in the discovery and development of therapeutic products aimed at treating patients with a wide array of severe disease states. Alexion's two lead product candidates are currently in eight clinical development programs. 5G1.1-SC, in collaboration with Procter & Gamble, is in a Phase IIb cardiopulmonary bypass efficacy trial and in two Phase II myocardial infarction efficacy trials. 5G1.1 is currently in a Phase II efficacy trial for the chronic treatment of rheumatoid arthritis, a Phase II efficacy trial for the treatment of membranous nephritis and in Phase Ib pilot studies for treatment of psoriasis, dermatomyositis, and pemphigoid. This press release and further information about Alexion Pharmaceuticals, Inc. can be found on the World Wide Web at: www.AlexionPharm.com.

Backgrounder

Alexion Antibody Technology, Inc. (formerly Prolifaron, Inc), a wholly owned subsidiary of Alexion Pharmaceuticals, Inc. is utilizing its Combinatorial Human Monoclonal Antibody Library Technology (CoALT) to develop more specific human antibody therapeutics. This


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proprietary technology allows for the rapid identification of high affinity fully human antibodies to an almost unlimited range of human antigens. AAT will initially focus its efforts in the areas of autoimmune and inflammatory disorders and cancer.

What is an Antibody? An antibody is a protein normally produced by B cells in response to an antigen (a substance foreign to the body). An antibody consists of both highly variable protein sequences (V regions) responsible for specific binding to the antigen and a constant protein sequence (C region) which can contribute to the biological activity of the antibody.

What is a Fully Human Antibody? A fully human antibody has both V and C protein regions encoded entirely by human gene sequences. As a consequence, fully human antibodies are not expected to elicit an immune response in humans.

What is a Therapeutic Antibody? A therapeutic antibody is an antibody administered to an individual in order to modify a disease. Therapeutic antibodies to date have consisted of murine antibodies (mouse V and C sequences), chimeric antibodies (mouse V regions with human C regions), humanized antibodies (mostly human V regions with human C regions), and fully human antibodies (human V and C regions).

What is a Monoclonal Antibody? Monoclonal antibodies are antigen specific antibodies derived from a single B cell, as opposed to polyclonal antibodies derived from many B cells. Monoclonal antibodies were originally produced by immunizing animals with an antigen and then isolating the individual B cell which produces a particular antibody against the selected antigen.

What is a hybridoma? Hybridomas are cells that are derived from the fusion of a myeloma cell that can grow indefinitely with a normal antigen-specific individual B cell. They can thus produce monoclonal antibodies in significant quantities.

What is a Combinatorial Antibody Library? Rather than utilizing animals to elicit an antibody response and the derivation of a monoclonal antibody, the full repertoire of human antibody V region genes can be cloned from human B cells and assembled into a molecular library. This molecular library can be inserted into a vector that allows for the recombination of antibody V genes in bacteria and the display of billions of human antibodies on the surface of the bacteria.

What is Biopanning? Biopanning refers to the selection of a desired human antibody from the combinatorial antibody library based on its ability to bind tightly to a target human antigen.

What is a Pro-drug? A Prodrug is a chemically inert organic compound capable of being converted to a potent chemical compound through the activity of an enzyme.

What is a Catalytic Antibody? A Catalytic Antibody is an antibody capable of performing a specific enzymatic reaction upon binding to its target. AAT is developing proprietary catalytic


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antibodies capable of enzymatically converting several chemotherapeutic prodrugs into their active forms at the site of specific tumors.

This news release contains forward-looking statements. Such statements are subject to certain factors which may cause Alexion's plans to differ or results to vary from those expected including unexpected pre-clinical or clinical results, the need for additional research and testing, delays in manufacturing, access to capital and funding, delays and adverse changes in development of commercial relationships and a variety of risks set forth from time to time in Alexion's filings with the Securities and Exchange Commission, including but not limited to the risks discussed in Alexion's Annual Report on Form 10-K/A for the year ended July 31, 1999. Alexion undertakes no obligation to publicly release results of any of these forward-looking statements which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.


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